SECURITIES AND EXCHANGE COMMISSION


Washington, D.C. 20549

FORM 8-K


CURRENT REPORT


	Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934


Date of Report    August 22, 1997

SPARTECH CORPORATION
 (Exact name of registrant as specified in its charter)


   DELAWARE                      1-5911               43-0761773
(State or other jurisdiction     (Commission         (IRS Employer
    of incorporation)            File Number)       Identification No.)


  7733 Forsyth Blvd., Suite 1450, Clayton, Missouri                63105
   (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number:              (314) 721-4242












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SPARTECH CORPORATION


FORM 8-K


Item 2.  Acquisition or Disposition of Assets

	On August 22, 1997, Spartech Corporation ("the Company") completed the acquisition of the net assets of the Preferred Plastic Sheet Division of
Echlin Inc. ("Preferred").  The purchase included four rigid plastic sheet
& rollstock manufacturing plants located in Greensboro, Georgia; McPherson,
 Kansas; Greenville, Ohio; and Taylorville, Illinois, along with profile production capabilities located in McPherson, Kansas.


	The acquired assets were used by Preferred in the business of manufacturing and selling extruded rigid plastic sheet & rollstock produced from various resins, including polyethylenes, high impact polystyrenes, crystal polystyrenes, acrylonitrile-butadiene-styrenes, and other related specialty alloys blends. Preferred's rigid plastic sheet & rollstock was sold to a large group of manufacturers, who thermoformed, cut and trimmed the plastic sheet & rollstock into end products such as shower surrounds, agricultural products, dunnage and pallets, and truck bed liners. The Company intends to use the acquired assets in the same manner as Preferred.


	The purchase price for Preferred's net assets, was approximately $65 million. The purchase price was determined by arms' length negotiations between the parties. The acquisition was primarily funded by a $60 million private placement of debt with a fixed interest rate of 7.0%.


Item 7.  Financial Statements and Exhibits


   (a)  Financial statements of businesses acquired.


	  At present, it is impractical for the Company to provide required financial statements for the acquired business, but such financial statements will be filed by an amendment to this report within 60 days after the time for filing this report.


   (b)  Pro forma financial information.


	  At present, it is impractical for the company to provide required pro forma financial information relative to the acquired business, but such financial information will be filed by an amendment to this report within 60 days after the time for filing this report.



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Item 7.  Financial Statements and Exhibits (continued)


   (c)  Exhibits

     2 Asset Purchase Agreement dated August 22, 1997(Exclusive of exhibits and schedules referred to in said agreements, except for exhibits A, C, and D).




SIGNATURES


	Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


SPARTECH CORPORATION



Date    September 2, 1997			By /S/ Randy C. Martin
							   Randy C. Martin
							   Vice President-Finance and
							   Chief Financial Officer

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SIGNATURES


	Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



SPARTECH CORPORATION




Date   September 2, 1997			__________________________
							Randy C. Martin
							Vice President-Finance and								   Chief Financial Officer
							Chief Financial Officer